August 2, 2021
Hayward Holdings Announces Second Quarter Fiscal Year 2021 Financial Results

Sustained Demand, New Product Traction and Production Capabilities Drives Robust Results, Raising FY 2021 Outlook

SECOND QUARTER FISCAL 2021 HIGHLIGHTS

•Net Sales increased 66% year-over-year to $364.4 million
•Net Income increased 182% year-over-year to $52.8 million
•Adjusted Net Income increased 112% to $75.9 million
•Adjusted EBITDA increased 81.0% year-over-year to $110.4 million
•Adjusted EBITDA margin expanded 257 basis points to 30.3%
UPDATED FULL YEAR FISCAL 2021 GUIDANCE HIGHLIGHTS
•Raising Net Sales growth to 54% to 58% (compared to prior range of 40% to 45%)
•Raising Adjusted EBITDA to $405 to $425 (compared to prior range of of $360 million to $390 million); up 75% to 84% year-over-year

BERKELEY HEIGHTS, N.J. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the second quarter ended July 3, 2021 of its fiscal year 2021.
CEO COMMENTS
“During the quarter we continued to see strong demand for our products across all categories, reflecting the ongoing secular trends in outdoor living and Hayward’s ability to leverage its competitive advantages. Hayward’s agile manufacturing capabilities, supply chain integration, strong competitive positioning, and innovative product offerings, helped us to deliver excellent growth, accelerate market share gains, and increase our profitability. We expect our key growth levers to remain positive for the remainder of the year and into 2022 driven by new construction, repair & remodeling and upgrade activity.”
SECOND QUARTER FISCAL 2021 CONSOLIDATED RESULTS
Net sales increased by 66% to $364.4 million for the second quarter of fiscal 2021. The increase in net sales was primarily driven by higher volumes, mainly in residential pool equipment sales as we continued to see elevated demand from aftermarket upgrades and new construction. Net sales growth continues to benefit from a robust demand environment for outdoor living products, production capabilities, new products (especially those within our SmartPadTM offering), and pricing.
Gross profit increased by 72% to $168.0 million for the second quarter of fiscal 2021. Gross profit margin increased 161 basis points to 46%. The increase in gross margin was driven by higher sales volumes, manufacturing leverage and price management, partially offset by inflationary cost increases.
Selling, general, and administrative (“SG&A”) expenses increased by 62% to $71.8 million for the second quarter of fiscal 2021. The increase in SG&A was primarily driven by increased volumes, debt refinancing, and the fire at our Yuncos, Spain facility. As a percentage of net sales, SG&A decreased 39 basis points to 20%, compared to the prior year period. Research, development, and engineering expenses were $5.0 million for the second quarter of fiscal 2021, or 1% of net sales, as compared to $4.0 million for the prior year period, or 2% of net sales.
Operating income increased by 132% to $81.0 million for the second quarter of fiscal 2021. The increase in operating income was driven by higher net sales and improved operating leverage partially offset by increased SG&A related to volume and one time costs.

Net interest expense decreased by 26% to $13.0 million for the second quarter of fiscal 2021 primarily a result of debt repayment of $364.6 million during the first quarter of fiscal 2021 and the amendment to our first lien term facility. Additionally, due to the amendment we incurred a $3.6 million debt extinguishment loss during the second quarter of fiscal 2021.
During the quarter we incurred an income tax expense of $12.6 million compared to $5.4 million for the prior year period.
Net Income increased by 182% to $52.8 million for the second quarter of fiscal 2021. Adjusted Net income increased by 112% to $75.9 million.
Adjusted EBITDA increased by 81% to $110.4 million for the second quarter of fiscal 2021. Adjusted EBITDA margin expanded 257 basis points to 30.3%. Margin expansion was primarily driven by higher net sales and operating leverage.
Undistributed earnings for six months ended July 3, 2021, used as the numerator in our EPS computation, is reduced by a non-cash charge due to the beneficial conversion feature related to the redemption of our Class A shares for common shares. Such non-cash charge is treated as a deemed dividend which in turn reduces undistributed earnings. There is no current or future income statement or cash impact due to this US GAAP accounting treatment.
SECOND QUARTER FISCAL 2021 SEGMENT RESULTS
North America
Net sales increased by 66% to $293.6 million for the second quarter of fiscal 2021. The increase was driven by higher sales of residential pool equipment and increased pricing.
Segment income increased by 96% to $89.3 million for the second quarter of fiscal 2021. Adjusted segment income increased by 89% to $99.2 million.
Europe & Rest of World
Net sales increased by 66% to $70.8 million for the second quarter of fiscal 2021. The increase was primarily driven by continued strong demand for pool products and a favorable impact from foreign currency exchange.
Segment income increased by 51% to $12.4 million for the second quarter of fiscal 2021. Adjusted segment income increased by 108% to $17.7 million.
BALANCE SHEET AND LIQUIDITY
Net debt to Adjusted EBITDA for the last twelve months was 2.1 times compared to 5.2 times as of December 31, 2020. The reduction in total debt and leverage reflects the repayments of our debt using the proceeds from our March 2021 IPO and strong cash generation from operating activities of $123.4 million an increase of 70% from the prior six months ended period.
As of July 3, 2021, Hayward had cash and cash equivalents of $251.9 million and approximately $193.0 million available for future borrowings under our ABL Facility.
OUTLOOK
Given the strong performance in the first six months to the fiscal year, increased visibility into the order file and increased confidence in its ability to execute its growth levers, Hayward is raising its guidance for the full fiscal year 2021. Hayward now expects net sales growth of 54% to 58% year-over-year, and Adjusted EBITDA of $405 million to $425 million, or a growth range of 75% to 84% year-over-year. This compares favorably to the previously provided outlook of net sales growth of 40% to 45% year-over-year, and Adjusted EBITDA of $360 million to $390 million, or a growth range of 55% to 68% year-over-year.
Reconciliation for the forward-looking full year fiscal 2021 Adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Hayward management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.

CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, August 2, 2021 at 9:00 a.m. (ET).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/9847229. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique conference call code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 8708016. The replay will be available until 11:59 p.m. Eastern Time on August 16, 2021..
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems. Hayward designs, manufactures and markets a full line of innovative, energy-efficient pool and spa equipment, with brands including AquaVac®, AquaRite®, ColorLogic®, Navigator®, OmniLogic®, OmniHub™, TriStar®, Super Pump®, TurboCell®, pHin™, CAT Controllers®, HCP Pumps and Saline C® Series.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to management. These statements include, but are not limited to, statements about the Company’s expected future financial position; business plans and objectives; general economic and industry trends; operating results; and working capital and liquidity and other statements contained in this presentation that are not historical facts. When used in this presentation, words such as “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements.
The Company has based these forward-looking statements largely on management’s current expectations and projections about future events and financial trends that management believes may affect the Company’s business, financial condition and results of operations. Important factors that could affect the Company’s future results and could cause those results or other outcomes to differ materially from those indicated in the forward-looking statements include the following: our ability to execute on our growth strategies and expansion opportunities; our ability to maintain favorable relationships with suppliers; our relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell our products to pool owners; competition from national and global companies, as well as lower cost manufacturers; impacts on our business from the sensitivity of our business to seasonality and unfavorable economic and business conditions; our ability to identify emerging technological and other trends in our target end markets; our ability to develop, manufacture and effectively and profitably market and sell our new planned and future products; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; our ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting our current and future products; volatility in currency exchange rates; our ability to service our existing indebtedness and obtain additional capital to finance operations and our growth opportunities; impacts on our business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses; our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; the impact of changes in laws, regulations and administrative policy, including those that limit US tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; impacts on our business from the COVID-19 pandemic; and other risks and uncertainties set forth under “Risk Factors” in the prospectus for the Company’s initial public offering.
The forward-looking statements in this presentation represent management’s views as of the date of this presentation. Unless required by United States federal securities laws, the Company neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.

NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income, adjusted segment income margin and net debt. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss) or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions, except share and per share data)

	July 3, 2021	December 31, 2020
Assets		(Audited)
Current assets
Cash and cash equivalents	$251.9	$114.9
Accounts receivable, net of allowances of $1.5 and $1.4, respectively	176.5	140.2
Inventories, net	171.2	145.3
Prepaid expenses	11.8	10.3
Other current assets	15.6	13.7
Total current assets	627.0	424.4
Property, plant, and equipment, net of accumulated depreciation of $58.6 and $56.3, respectively	139.3	142.3
Goodwill	920.8	920.3
Trademark	736.0	736.0
Customer relationships, net	257.4	271.5
Other intangibles, net	101.1	106.7
Other non-current assets	11.7	5.9
Total assets	$2,793.3	$2,607.1
Liabilities, Redeemable Stock, and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	$12.1	$2.8
Accounts payable	83.9	69.6
Accrued expenses and other liabilities	156.8	141.8
Income taxes payable	10.3	4.4
Total current liabilities	263.1	218.6
Long-term debt, net	978.5	1,300.3
Deferred tax liabilities, net	274.5	273.6
Other non-current liabilities	13.3	10.9
Total liabilities	1,529.4	1,803.4
Commitments and contingencies
Redeemable stock
Class A stock $0.001 par value, no shares authorized, issued, or outstanding at July 3, 2021; 1,500,000 shares authorized, 872,598 issued and 869,823 outstanding at December 31, 2020	—	594.5
Class C stock $0.001 par value, no shares authorized, issued, or outstanding at July 3, 2021; 100 shares authorized, issued, and outstanding at December 31, 2020	—	—

Stockholders' equity
Common stock $0.001 par value, 750,000,000 authorized; 231,120,757 issued and outstanding at July 3, 2021; 3,846,960 issued and 2,772,900 outstanding at December 31, 2020	0.2	—
Additional paid-in capital	1,054.2	10.3
Common stock in treasury; 4,718,084 and 4,340,310 at July 3, 2021 and December 31, 2020, respectively	(4.7)	(3.7)
Retained earnings	206.8	203.0
Accumulated other comprehensive income (loss)	7.4	(0.4)
Total stockholders' equity	1,263.9	209.2
Total liabilities, redeemable stock, and stockholders' equity	$2,793.3	$2,607.1

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in millions, except share and per share data)

	Three months ended		Six months ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$364.4	$220.0	$698.8	$390.2
Cost of sales	196.4	122.1	370.9	216.8
Gross profit	168.0	97.9	327.9	173.4
Selling, general, and administrative expenses	71.8	44.2	138.2	87.5
Research, development, and engineering	5.0	4.0	9.8	8.8
Acquisition and restructuring related expense	1.6	5.3	1.7	10.7
Amortization of intangible assets	8.6	9.5	17.5	19.0
Operating income	81.0	34.9	160.7	47.4
Interest expense, net	13.0	17.5	31.2	37.1
Loss on debt extinguishment	3.6	—	9.4	—
Other non-operating (income) expense, net	(1.0)	(6.7)	2.7	(0.4)
Total other expense	15.6	10.8	43.3	36.7
Income from operations before income taxes	65.4	24.1	117.4	10.7
Provision for income taxes	12.6	5.4	27.7	2.4
Net income	$52.8	$18.7	$89.7	$8.3

Comprehensive income, net of tax
Net income	$52.8	$18.7	$89.7	$8.3
Foreign currency translation adjustments, net of tax expense (benefit) of $0.3 million and ($0.5 million), and $0.8 million and $(0.6) million, for the three-month and six-month periods, respectively,	2.2	8.3	4.0	(2.9)
Change in fair value of derivatives, net of tax expense (benefit) of $0.6 million and ($1.6 million), and $1.2 million and ($(2.2) million), for the three-month and six-month periods, respectively,	1.9	0.5	3.7	(6.5)
Comprehensive income (loss)	$56.9	$27.5	$97.4	$(1.1)

Income per common share
Basic	$0.23	$0.11	$0.02	$0.05
Diluted	$0.22	$0.11	$0.02	$0.05

Weighted average common shares outstanding
Basic	231,103,424	1,156,691	143,721,029	1,180,222
Diluted	244,203,652	1,552,407	153,571,905	1,821,989

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions, except share and per share data)

	Six months ended
	July 3, 2021	June 27, 2020
Cash flows from operating activities
Net income	$89.7	$8.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	9.3	9.6
Amortization of intangible assets	20.5	21.6
Amortization of deferred debt issuance fees	2.3	2.6
Stock-based compensation	12.5	1.3
Deferred income taxes	(3.4)	(2.3)
Allowance for bad debts	0.1	(0.2)
Loss on debt extinguishment	9.4	—
Loss (gain) on disposal of properties	3.7	(0.2)
Changes in operating assets and liabilities
Accounts receivable	(37.0)	2.7
Inventories	(26.6)	10.5
Other current and non-current assets	(1.7)	(3.1)
Accounts payable and accrued expenses and other liabilities	44.4	22.0
Net cash provided by operating activities	$123.2	$72.8

Cash flows from investing activities
Purchases of property, plant, and equipment	(9.9)	(9.9)
Purchases of intangibles	(0.5)	(0.8)
Proceeds from sale of property, plant, and equipment	—	0.2
Proceeds from settlements of investment currency hedge	0.7	1.0
Net cash used in investing activities	$(9.7)	$(9.5)

Cash flows from financing activities
Proceeds from issuance of common stock - Initial Public Offering	377.4	—
Costs associated with Initial Public Offering	(26.1)	—
Proceeds from the issuance of Class A common stock	—	0.1
Proceeds from the exercise of stock options	0.2	0.1
Purchase of common stock for treasury	(0.8)	(2.1)
Proceeds from the issuance of long-term debt	51.7	—
Debt issuance costs	(12.3)	—
Payments of long-term debt	(364.6)	(3.5)
Net change in revolving credit facility	—	56.0
Payments of capital leases	(0.4)	—
Dividends paid	—	(0.1)
Net cash provided by financing activities	$25.1	$50.5

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(0.1)	0.1
Change in cash and cash equivalents and restricted cash	$138.5	$113.9
Cash and cash equivalents and restricted cash, beginning of period	115.3	47.2
Cash and cash equivalents and restricted cash, end of period	253.8	161.1

Supplemental disclosures of cash flow information
Cash paid - income taxes	$25.7	$1.6
Cash paid - interest	$29.2	$29.9
Equipment financed under capital leases	$—	$2.0

Total Segment Income to Income from Operations Reconciliation
The following table presents a reconciliation of segment income to income from operations before income taxes:

	Three months ended		Six months ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Total segment income	$101.7	$53.8	$202.3	$82.0
Corporate expense, net	10.5	4.1	22.4	4.9
Acquisition and restructuring related expense	1.6	5.3	1.7	10.7
Amortization of intangible assets	8.6	9.5	17.5	19.0
Operating income	81.0	34.9	160.7	47.4
Interest expense, net	13.0	17.5	31.2	37.1
Loss on debt extinguishment	3.6	—	9.4	—
Other non-operating (income) expense, net	(1.0)	(6.7)	2.7	(0.4)
Total other expense	15.6	10.8	43.3	36.7
Income from operations before income taxes	$65.4	$24.1	$117.4	$10.7
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation (Non-GAAP Reconciliation)
Following is a reconciliation from net income to adjusted EBITDA:

	Three months ended		Increase (Decrease)	Percentage Change
	July 3, 2021	June 27, 2020
Net income	$52.8	$18.7	$34.1	182.3%
Depreciation	4.5	5.0	(0.5)	(9.4)%
Amortization	10.1	10.8	(0.7)	(6.3)%
Interest expense	13.0	17.5	(4.6)	(26.0)%
Income taxes	12.6	5.4	7.2	131.7%
Loss on extinguishment of debt	3.6	—	3.6	—%
EBITDA	96.6	57.4	39.2	68.2%
Stock-based compensation (a)	5.3	0.7	4.6	705.0%
Sponsor management fees (b)	—	0.2	(0.2)	(100.0)%
Currency exchange items (c)	(0.6)	(6.3)	5.7	(90.6)%
Acquisition and restructuring related expense, net (d)	1.6	5.3	(3.7)	(69.2)%
Other (e)	7.5	3.7	3.8	101.0%
Total Adjustments	$13.8	$3.6	$10.2	286.5%
Adjusted EBITDA	$110.4	$61.0	$49.4	81.0%
Adjusted EBITDA margin	30.3%	27.7%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors.
(b)
Represents fees paid to certain of our Sponsors for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased as of the effective date of our initial public offering or March 12, 2021.

(c)	Represents non-cash mark-to-market gains on foreign currency contracts.
(d)
Adjustments in the three months ended July 3, 2021 include $1.6 of business restructuring related costs associated with the exit of a now redundant manufacturing and distribution facility. Adjustments in the three months ended June 27, 2020 include $5.3 of business restructuring related costs. Severance and retention costs, as well as costs associated with an early stage product business acquired in 2018 and being phased out in 2021 have been reclassified from "Acquisition and restructuring related expense, net" to "Other" to be consistent with the current period's presentation and proper classification.

(e)
Adjustments in the three months ended July 3, 2021 includes a $5.0 write-off related to a fire at our manufacturing and administrative facilities in Yuncos Spain, $1.9 related to debt refinancing, and $0.5 of operating loss related to an early stage product business acquired in 2018 that is being phased out. Adjustments in the three months ended June 27, 2020 includes $0.9 of operating losses related to the same early stage product business,$1.4 of severance and retention costs plus additional COVID-19 related health and safety expenses.

Adjusted Segment Income Reconciliation (Non-GAAP Reconciliation)

	Three months ended		Six months ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Segment income	$101.7	$53.8	$202.3	$82.0
Depreciation	4.4	4.5	9.1	8.9
Amortization	1.5	1.3	3.1	2.6
Stock-based compensation	3.7	0.5	8.0	1.1
Currency exchange items	—	0.2	—	0.5
Other (a)	5.6	0.8	6.0	2.3
Total Adjustments	15.2	7.3	26.2	15.4
Adjusted segment income	$116.9	$61.1	$228.5	$97.4
Adjusted segment income margin	32.1%	27.8%	32.7%	25.0%
Following is a quarterly reconciliation from segment income to adjusted segment income (in millions):

(a)	The three months and six months ended July 3, 2021 include $0.5 and $1.0 operating losses, respectively, which relate to the early stage product business acquired in 2018 that is being phased out in 2021 and other miscellaneous items we believe are not representative of our ongoing business operations, also includes $5.0 write-off related to the fire in Yuncos, Spain. The three months and six months ended June 27, 2020 include $0.9 and $2.2 operating losses, respectively, which relate to an early stage product business acquired in 2018 that is being phased out, as well as professional fees, additional health and safety expenses related to COVID-19, and other miscellaneous items we believe are not representative of our ongoing business operations.
Following is a reconciliation from segment income to adjusted segment income for North America ("NAM") (in millions):

NAM	Three months ended		Six months ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Segment income	$89.3	$45.6	$175.1	$68.2
Depreciation	$4.1	4.2	8.4	8.3
Amortization	$1.5	1.3	3.1	2.6
Stock-based compensation	$3.7	0.4	7.4	0.9
Other (a)	0.6	1.1	1.0	2.5
Total Adjustments	9.9	7.0	19.9	14.3
Adjusted segment income	$99.2	$52.6	$195.0	$82.5
Adjusted segment income margin	33.8%	29.7%	34.5%	26.6%

(a)
The three months and six months ended July 3, 2021 include $0.5 and $1.0 operating losses, respectively, which relate to the early stage product business acquired in 2018 that is being phased out in 2021 and other miscellaneous items we believe are not representative of our ongoing business operations. The three months and six months ended June 27, 2020 include $0.9 and $2.2 operating losses, respectively, which relate to an early stage product business acquired in 2018 that is being phased out, as well as professional fees, additional health and safety expenses related to COVID-19, and other miscellaneous items we believe are not representative of our ongoing business operations.

Following is a reconciliation from segment income to adjusted segment income for Europe & Rest of World ("E&RW") (in millions):

E&RW	Three months ended		Six months ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Segment income	$12.4	$8.2	$27.2	$13.8
Depreciation	0.3	0.3	0.7	0.6
Amortization	—	—	—	—
Stock-based compensation	—	0.1	0.6	0.2
Currency exchange items (a)	—	0.2	—	0.5
Other (b)	5.0	(0.3)	5.0	(0.2)
Total Adjustments	5.3	0.3	6.3	1.1
Adjusted segment income	$17.7	$8.5	$33.5	$14.9
Adjusted segment income margin	25.0%	19.9%	25.1%	18.5%

(a)	Represents currency exchange impact.
(b)	For the three months ended July 3, 2021, $5.0 represents the impact of a fire at our manufacturing and administrative facilities in Yuncos, Spain.

Following is a reconciliation of Net Income to Adjusted Net Income:

Adjusted Net Income Year over Year Comparison	Three months ended				Six months ended
	July 3, 2021	June 27, 2020	$ Change	% Change	July 3, 2021	June 27, 2020	$ Change	% Change
Net Income	$52.8	$18.7	$34.1	182.2%	$89.7	$8.3	$81.4	(980.7)%
Adjustments and Amortization:
EBITDA Adjustments	13.8	3.6	10.2	283.3%	29.9	17.8	12.1	68.0%
Loss on extinguishment of debt	3.6	—	3.6	—%	9.4	—	9.4	—%
Amortization	10.1	10.8	(0.7)	(6.9)%	20.5	21.6	(1.1)	(5.0)%
Tax Effect	(5.3)	(3.2)	(2.1)	63.6%	(14.7)	(8.8)	(5.9)	67.0%

Pro Forma Adjustment:
Interest Savings	1.1	7.6	(6.5)	(85.5)%	6.4	14.5	(8.1)	(55.9)%
Tax Effect	(0.2)	(1.7)	1.5	(88.3)%	(1.7)	(3.3)	1.6	(47.3)%
Adjusted Net Income	$75.9	$35.8	$40.1	112.1%	$139.5	50.1	89.4	178.5%
CONTACTS
Investor Relations Contact: Hayward Investor Relations: 908-288-9706
investor.relations@hayward.com
Media Relations Contact:
Lisa Wolford
917-846-0881
lwolford@soleburytrout.com
Source: Hayward Holdings, Inc